FOR IMMEDIATE RELEASE

Media Contact: Anna Lovely Select Comfort Corp. (763) 551-7460 anna.lovely@selectcomfort.com	Investor Relations Contact: Frank Milano Select Comfort Corp. (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT ANNOUNCES AGREEMENTS WITH
JORDAN’S AND SLUMBERLAND
Furniture retailers to begin offering Sleep Number® beds

MINNEAPOLIS - ( Dec. 1, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, today announced that it has established two new retail sales relationships to extend availability of the Sleep Number® bed in Boston and the Midwest.

In the Boston area, Select Comfort has partnered with Jordan’s Furniture, Inc., a unit of Berkshire Hathaway, Inc., to begin offering the Sleep Number® bed at its four retail locations beginning in December. Jordan’s is one of New England’s largest furniture retailers, with store locations in Natick, Reading and Avon, Mass., and Nashua, N.H.

In the Midwest, Select Comfort has launched a program with Slumberland, Inc., the nation’s 24th largest furniture and bedding retailer(1), to begin offering the Sleep Number® bed at 15 of its stores in Iowa, Wisconsin and Illinois beginning in late November. A complete rollout to Slumberland’s 97 store locations in Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota and Wisconsin is expected to be completed in 2006.

“These retailers reinforce our strategy of supplementing our company owned store distribution with leading mattress retail partners,” said Keith Spurgeon, senior vice president and general manager, Select Comfort. “Both Jordan’s and Slumberland meet our overall criteria as leading mattress retailers in their respective markets, focused on quality sleep and committed to working with us to develop the Sleep Number® brand.

“Jordan’s unique approach to business - especially the distinctive consumer experience it offers at each one of its stores - helps the company attract record numbers of guests and sell an impressive amount of furniture per square foot each week,” Spurgeon continued. “Our partnership with Slumberland allows us to significantly expand distribution of the Sleep Number® bed throughout the Midwest, especially given the company’s established presence outside of major metropolitan markets.”

The Sleep Number® bed utilizes patented technology that allows the mattress to be quickly adjusted for personalized comfort on each side of the bed via a hand-held remote control. A Sleep Number is a number between zero and 100 which represents the ideal combination of mattress comfort, firmness and support for each individual.

About Jordan’s
Jordan’s Furniture, a four-store New England retailer, incorporates beautiful showrooms, exemplary customer service and unique entertainment, together creating an entire customer experience. Combining entertainment with retail, the locations include items such as a 500-seat IMAX 3D theatre, a city made of jellybeans, an indoor trapeze school, a laser-light water show, a 48-seat motion-simulation theatre, a Mardi Gras show, delicious ice cream and much more. With an employee base over 1,500 strong, Jordan’s has one of the highest furniture sales per square foot in the country. The stores are located in Reading, Natick, and Avon, Mass. and Nashua, N.H. A 900,000 square-foot, state-of-the-art warehouse is located in Taunton, Mass. and serves as the primary distribution center for the entire company.

About Slumberland
Slumberland Furniture has flourished from its beginnings as a one-store sleep shop to one of the Midwest’s most successful retailers of home furnishings. Headquartered in Little Canada, Minn., the family-owned company opened its first store in 1967 in Richfield, Minn. Today, with almost 100 stores in the central United States, Slumberland Furniture is America's largest retailer of La-Z-Boy recliners and the Midwest's #1 seller of Natuzzi leather products. With a unique commitment to style, comfort and value, Slumberland Furniture specializes in exciting fashion and exceptional sleep solutions at surprisingly affordable prices.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation’s leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories.

Select Comfort’s products are sold through its nearly 400 retail stores located nationwide; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005